SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


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                         THE FIRST AUSTRALIA FUND, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


                                                    [FIRST AUSTRALIA FUND LOGO]


March 16, 1999

Dear First Australia Fund Shareholder:

Enclosed is a copy of the proxy  statement for The First  Australia  Fund,  Inc.
Annual Meeting of Shareholders, which will be held on April 23, 1999. This material contains very important information that you will need to help you decide which way to vote. Please read it carefully.

We want you to know that closed-end fund market opportunists, Deep Discount Advisors and Ron Olin Investment Management Company (together, "DDA"), which represent less than 5% percent of the Fund's outstanding shares, have now targeted First Australia Fund as part of their ongoing attack on the closed-end fund industry. DDA has submitted a series of proposals that your Board considers would harm the interests of all shareholders and lead to the liquidation of your Fund.

DDA's proposals involve replacing five of your existing experienced Directors with DDA's own nominees, four of whom are DDA's employees. They also want to terminate the investment management agreement with EquitiLink International Management Limited within 60 days; recommend that the Directors take "whatever steps necessary" to give all shareholders the option to receive net asset value for their shares within 60 days of the annual meeting; and recommend that all Directors not standing for election resign if they oppose the previous proposal. Finally, they want the Fund to reimburse certain fees and expenses associated with their self-serving proxy communication.

Your Board of Directors unanimously believes that DDA's proposals are not in the best interests of all shareholders and are harmful to the Fund. We strongly urge you to support the Fund's position by voting on the enclosed WHITE proxy card:

                  +      FOR        Proposals 1 and 2 and
                         ---

                  X      AGAINST    DDA's Proposals 3, 4, 5 and 6
                         -------

Please sign, date and return the enclosed WHITE proxy card today.
Remember, to support Management's recommendations, you must vote both FOR Proposals 1 and 2 as well as AGAINST Proposals 3, 4, 5 and 6.

                           VOTE FOR PROPOSALS 1 AND 2


+ Proposal 1 - VOTE FOR THE RE-ELECTION OF YOUR CLASS II DIRECTORS - WITH AN AVERAGE OF 30 YEARS EXPERIENCE AS BUSINESS AND COMMUNITY LEADERS IN AUSTRALIA

The five current Fund Directors DDA seeks to replace have broad and deep experience with the Fund and the Australian and world economies, and are committed to representing the best interests of all shareholders.

As you will see in the enclosed proxy statement, our current nominees, who include former Australian Prime Minister Malcolm Fraser, have extraordinarily strong backgrounds in finance, economics and the Australian economy. These individuals have an average of more than 30 years experience as business and community leaders. This makes them uniquely qualified to help the Fund meet its primary objective: seeking long-term appreciation and current income through investment in Australian Stock Exchange-listed companies.

According to Lipper, First Australia Fund had one of the lowest expense ratios* in its category, Pacific Ex Japan. In addition, the Fund's Directors have substantially increased and made more stable cash returns through a managed distribution policy. The Board set the cash distribution rate for 1999 at 9%.

Your Board's knowledge of the Australian economy comes from years of experience. Remember, 11 of the 13 Directors are independent of management. They bring an outside viewpoint and independent guidance to the Fund.

By contrast, DDA's five nominees - all but one of whom are employees of DDA - appear to have little or no experience with Australian companies or the Australian economy. As the "Deep Discount" name suggests, DDA buys shares in closed-end funds trading at a discount to net asset value in order to "exploit inefficiencies" in pricing, according to DDA's own disclosures.

That's not the same thing as supervising a fund committed to providing investors with a managed investment vehicle for making a long-term investment in the Australian economy with long-term growth opportunities.


 ------------------------------------------------------------------------------
|                                                                              |
|           In essence, DDA holds less than 5% of the Fund, but wants          |
|                     to control almost 40% of your Board.                     |
|                                                                              |
 ------------------------------------------------------------------------------


-----------------------------
*    Source:  Lipper Inc.

We are of the opinion that DDA's nominees cannot legitimately claim to represent the interests of all shareholders, because DDA's interests are different from those of other Fund shareholders. Instead, in our view, DDA's nominees are on the ballot to represent the short-term interests of DDA. The Directors urge you to vote FOR Proposal 1 to re-elect the Fund's Class II Directors on the enclosed WHITE proxy card.

+ THE DIRECTORS ALSO URGE YOU TO VOTE FOR PROPOSAL 2, THE RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS.


                      VOTE AGAINST PROPOSALS 3, 4, 5 AND 6.


X VOTE AGAINST PROPOSAL 3 -- PREVENT THE TERMINATION OF THE INVESTMENT MANAGEMENT AGREEMENT WITH EQUITILINK INTERNATIONAL MANAGEMENT
     LIMITED.

EquitiLink is uniquely qualified to serve as investment manager for the Fund.

Equitilink Australia Limited, the Fund's investment adviser, is one of the largest independent asset management firms in Australia. The EquitiLink Group has a long-term record of looking after the interests of its investors. To the benefit of First Australia Fund investors, the entire equities advisory team was changed 18 months ago, resulting in the Fund's superior performance over the last year. In fact, the Fund has been recognized by Lipper for its five year performance record. Despite these accomplishments, DDA seeks to remove EquitiLink as the investment manager. Even more troubling, DDA does not propose any alternative as to who would manage your Fund's portfolio.

Uncertainty with respect to investment managers could be particularly harmful now. Experts believe that Australia is experiencing strong growth while inflation rates are under control. In fact, Australia has been dubbed the "Miracle Economy" and many believe it is poised for higher growth in the near future. EquitiLink is well qualified to identify promising investment opportunities. For DDA to recommend that the Manager be summarily dismissed indicates to us that DDA does not have the interests of shareholders in mind, but is seeking to cause disruption to, and eventual destruction of, the Fund.

The Directors unanimously recommend that you vote AGAINST Proposal 3 on the enclosed WHITE proxy card.

X VOTE AGAINST PROPOSAL 4 - DEFEAT DDA'S EFFORT TO FORCE THE FUND TO REALIZE NET ASSET VALUE IN AN ARBITRARILY SHORT TIME FRAME, REGARDLESS OF THE CONSEQUENCES TO ALL SHAREHOLDERS.


First Australia Fund's closed-end structure makes the Fund the best possible vehicle for U.S. citizens to invest in Australia.

DDA's proposal 4 recommends that the Board take "whatever steps necessary" to give shareholders the option of receiving net asset value within 60 days of the Annual Meeting. That suggestion, and the arbitrary, limited timeframe, is in our view fundamentally inconsistent with the best interests of all shareholders of First Australia Fund.

The Fund was organized to provide you, the shareholder, with a vehicle for long-term appreciation and current income through investment in Australian Stock Exchange-listed companies. We believe that investing in Australia holds significant promise. First Australia Fund is the only way U.S. citizens can conveniently invest in a professionally managed, broad spectrum of Australian companies.

In our view, a direction to provide shareholders with the option to receive full net asset value within 60 days can only mean liquidating or open-ending the Fund. This is likely to cause major disruptions in the Fund and could result in a sharp drop in the fund's net asset value and share price.

Your Board is acutely aware that our shares, like those of virtually every other closed-end country fund, often trade at a discount from the net asset value of the Fund's underlying investment portfolio. Your Board regularly considers the issue and how to deal with it. Of all the alternatives to narrow the discount, liquidating or open-ending are the least attractive, due to the harm caused to shareholders other than the professional market opportunists.

In fact, a 1998 study by fund-tracking firm CDA Wiesenberger* of closed-end funds that did convert to the open-end structure, showed the resultant harm to funds and their remaining shareholders:

         1.    Net assets plunge due to large redemptions
         2.    Portfolio holdings are liquidated to meet redemptions
         3.    The fund realizes significant capital gains
         4.    The expense ratio increased due to reduction in total assets
         5.    The investment style of the fund may be altered


-----------------------------
*    Permission to include neither sought nor granted.

Here is CDA Wiesenberger's conclusion:

"When closed-end funds convert to open-end funds, long-term investors lose the benefits they sought and may incur significant expenses. Based on the data examined in this study, conversion from closed-end to open-end structure is generally not in the long-term interest of shareholders in the fund."

CDA Wiesenberger's conclusions mirror the conclusions on the same subject contained in a report issued in 1998 by Morgan Stanley Dean Witter.*

DDA has suggested that some of these harmful effects could be reduced by providing for direct distributions of the Fund's investment portfolio to shareholders in a liquidation or open ending. We believe that this suggestion demonstrates DDA's lack of concern for non-professional investors. It would not be easy or cost-free for a typical U.S. investor to sell securities in Australian companies that do not trade directly in the U.S. markets. Even if typical investors did try to sell such securities, they would be subject to expensive Australian brokers' commissions, which are substantially higher than those in the U.S., and would carry the risk, cost and possible tax consequences of converting Australian dollars to U.S. dollars.

In the Fund's view, open-ending or liquidation may result in short-term gains for opportunistic arbitrageurs like DDA, but will harm long-term investors looking to invest in the growing Australian economy and in solid Australian companies.

Your Board regularly considers ways to narrow the discount. As far back as 1987, your Board instituted a buy-back program in an attempt to narrow the discount. The effect was minimal and short-lived.

In December 1997, your Board instituted a managed distribution policy in order to narrow the discount. In 1998, 9% of the Fund's rolling average of the prior four quarter-end net asset values were distributed to the shareholders. The evidence at other funds is that such a program needs at least a year to be effective. The Board has decided to continue this program during 1999 which provides all shareholders with a very high cash distribution, around 12% per annum based on recent share prices.

As a top priority, your Board is continuing on a regular basis to review the discount and how to deal with it. As part of this ongoing effort, your Board has appointed a committee to analyze methods intended to reduce the discount. The Board's commitment, however, is that any further program to minimize the discount must treat all shareholders fairly. It must not primarily benefit opportunistic arbitrageurs at the expense of long-term investors.

The Directors unanimously recommend that you vote AGAINST Proposal 4 on the enclosed WHITE proxy card.


-----------------------------
*    Permission to include neither sought nor granted.

X VOTE AGAINST PROPOSAL 5 - DEFEAT DDA'S ATTEMPT TO FORCE RESIGNATION OF DIRECTORS WHO OPPOSE DDA'S EFFORTS TO REAP SHORT-TERM GAINS AT THE EXPENSE OF OTHER SHAREHOLDERS.

DDA is recommending that all First Australia Fund Directors who don't agree with the "taking whatever steps necessary" proposal, resign. In our view, this is an attempt to "blackmail" Directors to do DDA's bidding. The Fund's Directors have serious fiduciary responsibilities to all shareholders. Clearly, reducing the discount is a very important issue and your Board continues to address it as a top priority, in the interest of all fund shareholders.

The Directors unanimously recommend that you vote AGAINST Proposal 5 on the enclosed WHITE proxy card.


X VOTE AGAINST PROPOSAL 6 - DEFEAT DDA'S SELF-SERVING EFFORT TO HAVE THE SHAREHOLDERS PAY FOR DDA'S EXPENSES.

Finally,  DDA is  seeking  to be  reimbursed  for  certain  of its  expenses  in connection with its solicitation of proxies. The Board considers it inappropriate to burden all shareholders with DDA's expenses for its self-serving agenda.

The Directors recommend that you vote AGAINST Proposal 6 on the enclosed WHITE proxy card.

We strongly urge you to support the Fund's position by voting on the enclosed WHITE proxy card:

                  +      FOR        Proposals 1 and 2 and
                         ---

                  X      AGAINST    DDA's Proposals 3, 4, 5 and 6
                         -------

Remember, to support Management's recommendations, you must vote both FOR Proposals 1 and 2 as well as AGAINST Proposals 3, 4, 5 and 6.


        Sincerely,


/s/ Laurence S. Freedman                          /s/ Brian M. Sherman
------------------------                          ---------------------
LAURENCE S. FREEDMAN                              BRIAN M. SHERMAN
Chairman                                          President

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If your  shares are held in the name of your bank or broker,  only they can vote your shares. Please return the enclosed WHITE PROXY CARD to your bank or broker in the envelope provided or contact the person responsible for your account and give instructions to vote:

                  +      FOR        Proposals 1 and 2 and
                         ---

                  X      AGAINST    DDA's Proposals 3, 4, 5 and 6
                         -------

Remember, to support Management's recommendations, you must vote both FOR Proposals 1 and 2 as well as AGAINST Proposals 3, 4, 5 and 6.



         IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN VOTING
                YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR:

                           INNISFREE M&A INCORPORATED
                                 1-888-750-5834
                               501 Madison Avenue
                            New York, New York 10022


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